ASB Bancorp, Inc. Reports Financial Results For The Second Quarter And Six Months Ended June 30, 2014

ASHEVILLE, N.C., July 28, 2014 /PRNewswire/ -- ASB Bancorp, Inc. (the "Company") (NASDAQ GM: ASBB), the holding company for Asheville Savings Bank, S.S.B. (the "Bank"), announced today its preliminary operating results for the three- and six-month periods ended June 30, 2014. The Company reported net income of $941,000, or $0.21 per diluted share, for the quarter ended June 30, 2014, compared to a net loss of $206,000, or $0.04 per diluted share, for the same quarter of 2013. The second quarter of 2013 included an additional $1.2 million pre-tax write-down of the Bank's largest foreclosed property, which significantly influenced quarterly year-over-year net income and noninterest expense comparisons. For the six months ended June 30, 2014, the Company reported net income of $1.3 million, or $0.30 per diluted share, up 151.9%, compared to net income of $534,000, or $0.11 per diluted share, for the same period of 2013.

Suzanne DeFerie, President and CEO, commented: "The Company's latest quarterly financial results were positively impacted by a $1.3 million reversal of the Company's provision for loan losses due to improved asset quality. Asset quality was also improved during the quarter by the bulk sale of two floors of residential condominium units of the Company's largest longstanding foreclosed property.

"We also demonstrated gains in core deposit growth, and in particular lower-cost core deposits, utilized to fund our lending activity and reduce the Company's cost of funds. Partially reflecting core deposit gains, our net interest margin expanded to 2.82% in the recent quarter compared to 2.65% in the second quarter of 2013. Loans receivable increased 5.1% since the beginning of the year, and new lending activity includes a mix of retail and commercial loans. Our particular focus on commercial lending continues to produce positive results and contributed to year-over-year quarterly growth in our interest income from loans. We are attending to asset quality, while maintaining a clear focus on prudent growth. We have also been focused on reducing exposure to interest rate risk and are better positioning the Company to withstand a rising interest rate environment."

2014 Second Quarter Highlights

  Net income for the second quarter of 2014 was $941,000, or $0.21 per diluted share, compared to a net loss of $206,000, or $0.04 per diluted share, for the second quarter of 2013.
  Net interest income before loan loss provision increased 6.7% to $4.9 million for the three months ended June 30, 2014 from $4.6 million for the three months ended June 30, 2013.
  Interest income from loans increased 7.1% in the second quarter of 2014 compared to the second quarter of 2013, primarily reflecting a $54.6 million increase in average loan balances when comparing the two quarters.
  The Company reduced interest expense by 19.4% in the second quarter of 2014 compared to the second quarter of 2013.
  Net interest margin improved to 2.82% for the second quarter of 2014 compared to 2.65% for the second quarter of 2013.
  The Company recorded a $1.4 million net recovery of loan losses in the second quarter of 2014. The allowance for loan losses declined to 1.22% of total loans at June 30, 2014, from 1.63% at December 31, 2013, and the allowance for loan losses was 283.7% of nonperforming loans at June 30, 2014 compared to 610.4% at December 31, 2013.
  Total ending loan balances increased $16.6 million, or 3.6%, to $472.0 million in the second quarter of 2014. Loans increased $22.8 million, or 5.1%, since December 31, 2013 and $54.2 million, or 13.0%, since June 30, 2013 as new loan originations exceeded loan repayments, prepayments and foreclosures.
  Noninterest expenses decreased to $6.4 million for the second quarter of 2014 from $7.5 million for the second quarter of 2013, primarily due to the 2013 write-down on foreclosed properties related to residential condominium units of a mixed-use property. These residential condominium units were sold during the second quarter of 2014.
  Delinquent and nonperforming loans remained low at 0.48% and 0.43%, respectively, of total loans at June 30, 2014, compared to 0.48% and 0.27%, respectively, of total loans at December 31, 2013.
  Nonperforming assets, including foreclosed properties, decreased to 1.64% of total assets at June 30, 2014 from 2.10% of total assets at December 31, 2013 and 2.42% of total assets at June 30, 2013. The ratio of nonperforming assets to total assets has improved in each of the last four quarters.
  Core deposits, which exclude certificates of deposit, increased $26.5 million, or 6.5%, since December 31, 2013 and $30.4 million, or 7.6%, since June 30, 2013. Noninterest-bearing deposits have increased $14.8 million since December 31, 2013.
  Book value per share increased to $21.06 during the second quarter of 2014 from $20.53 at March 31, 2014 and $20.06 at December 31, 2013.
  Capital remained strong with consolidated regulatory capital ratios of 14.16% Tier 1 leverage capital, 23.69% Tier 1 risk-based capital and 24.94% total risk-based capital.

DeFerie commented: "Our improving core performance and asset quality reflect ongoing initiatives to increase shareholder value through prudent loan, core deposit, and fee income growth. We continue to build a more diversified loan portfolio, while diligently managing interest expense and strengthening asset quality. As disclosed previously, we used a portion of our excess capital to repurchase shares of our common stock, both through open market and privately negotiated transactions. Going forward, we are excited about the potential for increasing net income as we execute our strategic initiatives to build shareholder value."

Income Statement Analysis

Net Interest Income. Net interest income increased by $305,000, or 6.7%, to $4.9 million for the three months ended June 30, 2014 compared to $4.6 million for the three months ended June 30, 2013. Interest expense decreased $213,000, or 19.4%, to $886,000 for the three months ended June 30, 2014 from $1.1 million for the three months ended June 30, 2013, primarily due to a 14 basis point reduction in the average rate paid on interest-bearing liabilities and a decrease of $15.1 million in the average balance of total interest-bearing liabilities. Total interest and dividend income increased $92,000, or 1.6%, to $5.8 million for the three months ended June 30, 2014 from $5.7 million for the three months ended June 30, 2013, primarily as a result of an increase of $54.6 million in average loan balances, which was partially offset by a decrease of 25 basis points in the average yield on loans. The average balance of mortgage-backed and similar securities decreased $92.0 million for the three months ended June 30, 2014, which was partially offset by an increase of 14 basis points in the average yield compared to the same period of 2013.

"Although interest income grew year-over-year in the second quarter of 2014, it did not fully reflect interest income contributions from a meaningful number of commercial loans that closed late in the second quarter of 2014," DeFerie explained. "We believe we have a strong loan pipeline, giving us confidence in our ability to grow interest income as we move through the second half of 2014."

Net interest income increased by $530,000, or 5.8%, to $9.7 million for the six months ended June 30, 2014 compared to $9.2 million for the six months ended June 30, 2013. Interest expense decreased $443,000, or 20.0%, to $1.8 million for the six months ended June 30, 2014 from $2.2 million for the six months ended June 30, 2013, primarily due to a 17 basis point reduction in the average rate paid on interest-bearing deposits and a decrease of $14.3 million in the average balance of total interest-bearing deposits. The lower cost of interest-bearing deposits was primarily attributable to an average rate reduction of 23 basis points on certificates of deposit, as well as a lower average balance of certificates of deposit, and reductions in average rates paid on NOW and money market accounts, which were partially offset by increases in the average balances of NOW, money market and savings accounts as the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Total interest and dividend income increased $87,000 to $11.5 million for the six months ended June 30, 2014 compared to $11.4 million for the six months ended June 30, 2013. The average balance of total interest-earning assets decreased $7.1 million, which was partially offset by a 6 basis point increase in the average yields on interest-earning assets. Interest income on loans increased $655,000, primarily attributable to a $54.8 million increase in the average balance of loans, partially offset by a 27 basis point reduction in the yield earned on loans in 2014. Interest on securities decreased $625,000 in 2014 primarily as a result of an $86.4 million decrease in the average balance of mortgage-backed and similar securities, coupled with a 2 basis point reduction in yield earned on these securities.

DeFerie commented: "To fund anticipated lending activity, the Company liquidated certain investment securities and increased levels of available cash. While the timing on the closing of some loans has been slower than expected, we expect to deploy more of the excess cash for lending in the coming periods, and we believe this will further expand the Company's net interest margin and improve profitability."

Noninterest Income. Noninterest income decreased $968,000, or 38.4%, to $1.6 million for the three months ended June 30, 2014 from $2.5 million for the three months ended June 30, 2013. Factors that contributed to the decrease in noninterest income during the 2014 period were decreases of $603,000 in gains from the sale of investment securities, $347,000 in mortgage banking income and $41,000 in deposit and other service charge income, which were partially offset by an increase of $29,000 in debit card services. The decrease in investment security gains resulted primarily from sales of fewer investment securities at smaller net gains to fund loan growth, and the decrease in mortgage banking income was attributable to lower volumes of mortgage loans sold. The decrease in deposit and other service charge income was primarily the result of lower ATM and deposit overdraft fees.

Noninterest income decreased $1.4 million to $3.0 million for the six months ended June 30, 2014 from $4.4 million for the six months ended June 30, 2013. Factors that contributed to the decrease in noninterest income during the 2014 period were decreases of $715,000 in mortgage banking income, $482,000 in securities gains, $174,000 in other income from an investment in a Small Business Investment Company and $86,000 in deposit fees, which were partially offset by $48,000 in higher income from debit card services. The decrease in mortgage banking income was attributable to lower volumes of mortgage loans sold.

Noninterest Expenses. Noninterest expenses decreased $1.2 million, or 15.8%, to $6.4 million for the three months ended June 30, 2014 from $7.5 million for the three months ended June 30, 2013. The decrease was primarily attributable to decreases of $1.2 million in foreclosed property expenses, $67,000 in advertising and $54,000 in occupancy expenses, which were partially offset by increases of $168,000 in salaries and employee benefits and $58,000 in professional and outside services. The increase in salaries and benefits was primarily due to a $380,000 additional expense for accelerated vesting related to the disability of an executive officer participating in the Bank's equity incentive plan, which was partially offset by a net decrease of $212,000 in other employee compensation expenses. The decrease in foreclosed property expenses related to a $1.2 million write-down in the prior year on the Bank's largest foreclosed property comprised of condominium units compared to a write-down of $133,000 in 2014. The residential condominium units of this property were sold during the second quarter of 2014.

Noninterest expenses decreased $651,000, or 5.1%, to $12.2 million for the six months ended June 30, 2014 from $12.9 million for the six months ended June 30, 2013. The lower 2014 noninterest expenses primarily reflected a decrease in foreclosed property expenses of $1.2 million compared to the first six months of 2013, which was partially offset by higher compensation expenses. As discussed above, compensation expenses in the first six months of 2014 included an increase of $380,000 in equity incentive plan expenses related to accelerated vesting for disability and an increase of $69,000 in other employee benefit plan expenses, which were partially offset by a decrease of $285,000 in employee compensation expenses and expense reductions in most other categories. Compensation expenses in the first six months of 2013 included a $499,000 one-time credit to pension expense resulting from the curtailment of benefits for future service.

Balance Sheet Review

Assets. Total assets increased $21.5 million, or 2.9%, to $754.5 million at June 30, 2014 from $733.0 million at December 31, 2013. Cash and cash equivalents increased $41.0 million, or 77.7%, to $93.8 million at June 30, 2014 from $52.8 million at December 31, 2013 in anticipation of loan growth. Investment securities decreased $35.7 million, or 18.8%, to $153.9 million at June 30, 2014 from $189.6 million at December 31, 2013, primarily due to the sale of investment securities to fund anticipated loan growth. Loans receivable, net of deferred fees, increased $22.8 million, or 5.1%, to $472.0 million at June 30, 2014 from $449.2 million at December 31, 2013 as new loan originations exceeded loan repayments, prepayments and foreclosures.

Liabilities. Total deposits increased $19.9 million, or 3.5%, to $592.7 million at June 30, 2014 from $572.8 million at December 31, 2013. During the six months ended June 30, 2014, the Company continued its focus on core deposit growth, from which it excludes certificates of deposit. Core deposits increased $26.5 million, or 6.5%, to $432.2 million at June 30, 2014 from $405.7 million at December 31, 2013.

Commercial checking and money market accounts increased $15.9 million to $111.1 million at June 30, 2014 from $95.2 million at December 31, 2013, reflecting expanded sources of lower cost funding. The addition of deposit relationships in conjunction with new commercial loans significantly contributed to this increase and reflects a commitment to establishing diversified relationships with business clients.

Over the same period, certificates of deposit decreased $6.6 million, or 3.9%, to $160.5 million at June 30, 2014 from $167.1 million at December 31, 2013. Accounts payable and other liabilities increased $1.3 million, or 15.5%, to $9.7 million at June 30, 2014 from $8.4 million at December 31, 2013.

Asset Quality

Provision for Loan Losses. The provision for loan losses was a credit of $(1.4) million for the three months ended June 30, 2014 compared to a provision expense of $16,000 for the three months ended June 30, 2013. In the second quarter of 2014, the Bank accessed and modified its loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans. This modification resulted in further sub-segmentation of these classes of loans and the related historical charge-off rates. The purpose was to allocate the substantial historical charge-off rates created by three sub-segments of these loan classes against the significantly diminished or nonexistent current balances within these same loan sub-segments reflecting no continued credit exposure to the Bank. Specifically, additional sub-segments were identified where the Bank made (1) loans in excess of $2.5 million to construct commercial mixed-use buildings in small communities with low population growth, (2) speculative loans to construct 1-4 family residences for the greater of 80% of the appraised value of the completed residence or 100% of the actual costs of construction, and (3) loans secured by equity securities that do not have a readily determinable fair value. This change in methodology resulted in a nonrecurring reduction of approximately $1.3 million in the Bank's reserves for loans not considered impaired in the second quarter of 2014. The allowance for loan losses totaled $5.8 million, or 1.22% of total loans, at June 30, 2014 compared to $7.3 million, or 1.63% of total loans, at December 31, 2013. The Company charged off $56,000 in loans during the three months ended June 30, 2014 compared to $87,000 during the three months ended June 30, 2013.

The Bank recorded a credit to its loan losses in the amount of $(1.5) million for the six months ended June 30, 2014 compared to a provision expense of $128,000 for the six months ended June 30, 2013. As was the case for the second quarter of 2014, the decrease in the six-month provision for loan losses primarily resulted from a $1.3 million reduction in the Bank's loan loss reserves due to a modification of its loan loss methodology for unimpaired commercial construction and land development, unimpaired residential construction and land development, and unimpaired commercial and industrial loans. Charge-offs were $150,000 for the first six months of 2014 compared to $192,000 for the first six months of 2013.

Nonperforming assets. Nonperforming assets totaled $12.4 million, or 1.64% of total assets, at June 30, 2014, compared to $15.4 million, or 2.10% of total assets, at December 31, 2013. Nonperforming assets included $2.0 million in nonperforming loans and $10.4 million in foreclosed real estate at June 30, 2014 compared to $1.2 million and $14.2 million, respectively, at December 31, 2013.

Nonperforming loans increased $837,000 to $2.0 million, or 0.43% of total loans, at June 30, 2014 from $1.2 million, or 0.27% of total loans, at December 31, 2013. At June 30, 2014, nonperforming loans included seven residential mortgage loans that totaled $627,000, two commercial mortgage loans that totaled $914,000, three revolving home equity loans that totaled $144,000 and five commercial and industrial loans that totaled $342,000. As of June 30, 2014, the nonperforming loans had specific reserves totaling $132,000.

Foreclosed real estate at June 30, 2014 included 12 properties with a total recorded amount of $10.4 million compared to 11 properties with a total recorded amount of $14.2 million at December 31, 2013. During the six months ended June 30, 2014, three new properties totaling $173,000 were added to foreclosed real estate, while two properties totaling $388,000 were sold. In addition, the Bank sold 28 of its 44 units in a mixed-use condominium complex for net proceeds of $3.7 million. The Bank also recorded $269,000 in capital additions and $154,000 in loss provisions during the first six months of 2014.

The Bank's largest foreclosed property resulted from a loan relationship that had an original purpose of constructing a mixed-use retail, commercial office, and residential condominium project located in western North Carolina. As a result of this foreclosure, the Bank acquired 44 of the 48 condominium units in the building. Following an additional write-down of approximately $630,000 on the loans secured by this collateral in the fourth quarter of 2012, the Bank recorded this foreclosed property in the amount of $9.8 million. During 2013, the Bank recorded additional write-downs totaling $1.6 million, which resulted in an adjusted recorded amount of $8.2 million at December 31, 2013. During the three months ended June 30, 2014, the Bank recorded an additional write-down of $133,000 on the property and sold the remaining 26 residential condominium units. At June 30, 2014, the adjusted recorded amount was $4.6 million for the remaining 8 retail units and 8 office units.

Share Repurchases

On January 30, 2014, the Company's Board of Directors approved an additional 5% stock repurchase plan. During the second quarter of 2014, 134,900 shares of common stock were repurchased at an average cost of $18.74. On July 18, 2014, the Company entered into a privately negotiated stock repurchase agreement to repurchase 392,900 shares of its common stock from one of its large institutional shareholders for an aggregate purchase price of $7,858,000, or $20.00 per share. The stock repurchased on July 18, 2014 caused the holdings of the Company's largest shareholder to exceed 10%, so on July 24, 2014 the Company entered into a privately negotiated stock repurchase agreement to repurchase 60,000 shares of its common stock from its largest shareholder in order to reduce the shareholder's position to an amount below 10%.

Outlook

DeFerie concluded: "We are pleased with the tremendous gains we have made to improve the Company's balance sheet. The ongoing strength in our loan portfolio, and asset quality improvements, should enable us to further reduce the cost of managing non-performing assets. We believe this will have a direct positive impact on future earnings and the Company's ability to deliver increasing value to shareholders. Our utmost focus remains on enhancing franchise value to benefit our shareholders."

Profile

The Bank is a North Carolina chartered stock savings bank offering traditional financial services through thirteen full-service banking centers located in Buncombe, Madison, McDowell, Henderson, and Transylvania counties in Western North Carolina and a loan production office in Charlotte, North Carolina. Originally chartered in 1936 and headquartered in Asheville, North Carolina, the Bank is locally managed with a focus on fostering strong relationships with its customers, its employees and the communities it serves. The Bank was recognized as a 2013 North Carolina Best Employer from Business North Carolina magazine and the 2013 #1 Best Bank and #1 Best Bank Services for Small Business from Mountain Xpress newspaper.

This news release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the PSLRA). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors described in the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Financial Condition Data

	June 30,	December 31,
(dollars in thousands)	2014	2013*	% change

Total assets	$ 754,496	$ 733,035	2.9%
Cash and cash equivalents	93,825	52,791	77.7%
Investment securities	153,921	189,570	-18.8%
Loans receivable, net of deferred fees	472,012	449,234	5.1%
Allowance for loan losses	(5,770)	(7,307)	21.0%
Deposits	592,683	572,786	3.5%
Core deposits**	432,201	405,722	6.5%
FHLB advances	50,000	50,000	0.0%
Accounts payable and other liabilities	9,695	8,374	15.8%
Total equity	101,727	101,088	0.6%
* Derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Selected Operating Data

(dollars in thousands,	Three Months Ended			Six Months Ended
except per share data)	June 30,			June 30,
	2014	2013	% change	2014	2013	% change

Interest and
dividend income	$ 5,771	$ 5,679	1.6%	$ 11,512	$ 11,425	0.8%
Interest expense	886	1,099	-19.4%	1,773	2,216	-20.0%
Net interest income	4,885	4,580	6.7%	9,739	9,209	5.8%
Provision for
(recovery of) loan losses	(1,390)	16	n/m	(1,458)	128	n/m
Net interest income
after provision for
(recovery of) loan losses	6,275	4,564	37.5%	11,197	9,081	23.3%
Noninterest income	1,554	2,522	-38.4%	3,010	4,410	-31.7%
Noninterest expenses	6,350	7,541	-15.8%	12,210	12,861	-5.1%
Income (loss) before
income tax
provision (benefit)	1,479	(455)	425.1%	1,997	630	217.0%
Income tax
provision (benefit)	538	(249)	316.1%	652	96	579.2%
Net income (loss)	$ 941	$ (206)	556.8%	$ 1,345	$ 534	151.9%

Net income (loss) per
common share:
Basic	$ 0.22	$ (0.04)	650.0%	$ 0.31	$ 0.11	181.8%
Diluted	$ 0.21	$ (0.04)	625.0%	$ 0.30	$ 0.11	172.7%
Average shares outstanding:
Basic	4,341,124	4,683,950	-7.3%	4,400,990	4,801,789	-8.3%
Diluted	4,382,660	4,683,950	-6.4%	4,440,259	4,801,888	-7.5%
Ending shares outstanding	4,831,311	5,284,323	-8.6%	4,831,311	5,284,323	-8.6%

Selected Average Balances and Yields/Costs

	For the Three Months Ended June 30,
	2014		2013
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 463,251	4.35%	$ 408,688	4.60%
Investment securities, including tax-exempt (1)	153,487	1.99%	258,407	1.63%
Other interest-earning assets	93,543	0.40%	45,102	0.52%
Total interest-earning assets (1)	710,281	3.32%	712,197	3.27%
Interest-bearing deposits	502,168	0.32%	517,200	0.47%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.92%
Total interest-bearing liabilities	552,790	0.64%	567,842	0.78%

Interest rate spread (1)		2.68%		2.49%
Net interest margin (1)		2.82%		2.65%

	For the Six Months Ended June 30,
	2014		2013
	Average	Yield/	Average	Yield/
(dollars in thousands)	Balance	Cost	Balance	Cost

Loans receivable	$ 458,960	4.37%	$ 404,192	4.64%
Investment securities, including tax-exempt (1)	162,571	2.01%	259,416	1.74%
Other interest-earning assets	80,902	0.44%	45,939	0.53%
Total interest-earning assets (1)	702,433	3.37%	709,547	3.31%
Interest-bearing deposits	500,614	0.32%	514,915	0.49%
Federal Home Loan Bank advances	50,000	3.93%	50,000	3.92%
Total interest-bearing liabilities	551,367	0.65%	565,550	0.79%

Interest rate spread (1)		2.72%		2.52%
Net interest margin (1)		2.86%		2.68%

(1) Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.

Selected Asset Quality Data

	Three Months Ended		Six Months Ended
Allowance for Loan Losses	June 30,		June 30,
(dollars in thousands)	2014	2013	2014	2013

Allowance for loan losses, beginning of period	$ 7,189	$ 8,553	$ 7,307	$ 8,513
Provision for (recovery of) loan losses	(1,390)	16	(1,458)	128

Charge-offs	(56)	(87)	(150)	(192)
Recoveries	27	41	71	74
Net charge-offs	(29)	(46)	(79)	(118)

Allowance for loan losses, end of period	$ 5,770	$ 8,523	$ 5,770	$ 8,523

Allowance for loan losses as a percent of:
Total loans	1.22%	2.04%	1.22%	2.04%
Total nonperforming loans	283.68%	552.01%	283.68%	552.01%

Nonperforming Assets	June 30,	December 31,
(dollars in thousands)	2014	2013	% change

Nonperforming Loans:
Nonaccruing Loans (1)
Commercial:
Commercial construction and land development	$ -	$ 11	-100.0%
Commercial mortgage	914	373	145.0%
Commercial and industrial	342	139	146.0%
Total commercial	1,256	523	140.2%
Non-commercial:
Residential mortgage	627	549	14.2%
Revolving mortgage	144	116	24.1%
Consumer	7	9	-22.2%
Total non-commercial	778	674	15.4%
Total nonaccruing loans (1)	2,034	1,197	69.9%

Total loans past due 90 or more days
and still accruing	-	-	0.0%

Total nonperforming loans	2,034	1,197	69.9%

Foreclosed real estate	10,375	14,233	-27.1%

Total nonperforming assets	12,409	15,430	-19.6%

Performing troubled debt restructurings (2)	4,993	5,255	-5.0%
Performing troubled debt restructurings and
total nonperforming assets	$ 17,402	$ 20,685	-15.9%

Nonperforming loans as a percent of total loans	0.43%	0.27%
Nonperforming assets as a percent of total assets	1.64%	2.10%
Performing troubled debt restructurings and
total nonperforming assets to total assets	2.31%	2.82%
(1) Nonaccruing loans include nonaccruing troubled debt restructurings.
(2) Performing troubled debt restructurings exclude nonaccruing troubled debt restructurings.

Foreclosed Real Estate by Loan Type	June 30, 2014		December 31, 2013
(dollars in thousands)	Number	Amount	Number	Amount

By foreclosed loan type:
Commercial construction and land development	10	$ 10,213	9	$ 13,822
Residential mortgage	2	162	2	411
Total	12	$ 10,375	11	$ 14,233

Foreclosed Real Estate		Six Months Ended
(dollars in thousands)		June 30, 2014

Beginning balance		$ 14,233
Transfers from loans		173
Capitalized cost		269
Loss provisions		(154)
Loss on sale of foreclosed properties		(25)
Net proceeds from sales of foreclosed properties		(4,121)
Ending balance		$ 10,375

Selected Average Balances and Performance Ratios

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands)	2014	2013	2014	2013

Selected Average Balances
Average total loans	$ 463,251	$ 408,688	$ 458,960	$ 404,192
Average total interest-earning assets	710,281	712,197	702,433	709,547
Average total assets	748,806	755,420	743,602	756,108
Average total interest-bearing deposits	502,168	517,200	500,614	514,915
Average total deposits	586,593	586,511	581,359	582,678
Average total interest-bearing liabilities	552,790	567,842	551,367	565,550
Average total stockholders' equity	102,003	107,840	102,318	109,177

Selected Performance Ratios
Return on average assets (1)	0.50%	-0.11%	0.36%	0.14%
Return on average equity (1)	3.70%	-0.77%	2.65%	0.99%
Interest rate spread (1) (2)	2.68%	2.49%	2.72%	2.52%
Net interest margin (1) (3)	2.82%	2.65%	2.86%	2.68%
Noninterest expense to average assets (1)	3.40%	4.00%	3.31%	3.43%
Efficiency ratio (4)	96.96%	104.40%	94.08%	92.87%
(1) Ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(3) Represents net interest income as a percent of average interest-earning assets. Yields on tax-exempt securities have been included on a tax-equivalent basis using a 34% federal marginal tax rate.
(4) Represents noninterest expenses divided by the sum of net interest income, on a tax equivalent basis using a federal marginal tax rate of 34%, and noninterest income.

Quarterly Earnings Data

	Three Month Periods Ended
(dollars in thousands,	June 30,	March 31,	December 31,	September 30,	June 30,
except per share data)	2014	2014	2013	2013	2013

Income Statement Data:
Interest and dividend income	$ 5,771	$ 5,741	$ 5,776	$ 5,751	$ 5,679
Interest expense	886	887	957	1,021	1,099
Net interest income	4,885	4,854	4,819	4,730	4,580
Provision for (recovery of) loan losses	(1,390)	(68)	54	(863)	16
Net interest income after provision for
(recovery of) loan losses	6,275	4,922	4,765	5,593	4,564
Noninterest income	1,554	1,456	1,756	1,868	2,522
Noninterest expenses	6,350	5,860	6,030	6,503	7,541
Income (loss) before income
tax provision (benefit)	1,479	518	491	958	(455)
Income tax provision (benefit)	538	114	131	398	(249)
Net income (loss)	$ 941	$ 404	$ 360	$ 560	$ (206)

Per Share Data:
Net income (loss) per share – Basic	$ 0.22	$ 0.09	$ 0.08	$ 0.12	$ (0.04)
Net income (loss) per share – Diluted	$ 0.21	$ 0.09	$ 0.08	$ 0.12	$ (0.04)
Book value per share	$ 21.06	$ 20.53	$ 20.06	$ 19.69	$ 19.65
Weighted average shares outstanding:
Basic	4,341,124	4,461,521	4,497,671	4,668,228	4,683,950
Diluted	4,382,660	4,493,617	4,542,024	4,700,725	4,683,950
Ending shares outstanding	4,831,311	4,964,611	5,040,057	5,223,823	5,284,323

Quarterly Financial Condition Data

	As Of	As Of	As Of	As Of	As Of
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands)	2014	2014	2013*	2013	2013

Ending Balance Sheet Data:
Total assets	$ 754,496	$ 748,089	$ 733,035	$ 751,302	$ 752,634
Cash and cash equivalents	93,825	98,554	52,791	77,890	38,289
Investment securities	153,921	156,036	189,570	195,973	248,501
Loans receivable, net of deferred fees	472,012	455,434	449,234	429,778	417,790
Allowance for loan losses	(5,770)	(7,189)	(7,307)	(7,589)	(8,523)
Deposits	592,683	585,752	572,786	583,859	588,156
Core deposits**	432,201	423,567	405,722	406,730	401,808
FHLB advances	50,000	50,000	50,000	50,000	50,000
Total equity	101,727	101,947	101,088	102,876	103,850

Regulatory Capital Ratios:
Tier 1 leverage capital	14.16%	14.38%	14.35%	14.45%	14.24%
Tier 1 risk-based capital	23.69%	24.29%	24.14%	24.73%	25.25%
Total risk-based capital	24.94%	25.54%	25.39%	25.99%	26.51%

Asset Quality:
Nonperforming loans	$ 2,034	$ 1,905	$ 1,197	$ 1,670	$ 1,544
Nonperforming assets	12,409	15,516	15,430	17,041	18,204
Nonperforming loans to total loans	0.43%	0.42%	0.27%	0.39%	0.37%
Nonperforming assets to total assets	1.64%	2.07%	2.10%	2.27%	2.42%
Allowance for loan losses	$ 5,770	$ 7,189	$ 7,307	$ 7,589	$ 8,523
Allowance for loan losses to total loans	1.22%	1.58%	1.63%	1.77%	2.04%
Allowance for loan losses to
nonperforming loans	283.68%	377.38%	610.44%	454.43%	552.01%
* Ending balance sheet data as of December 31, 2013 was derived from audited consolidated financial statements.
** Core deposits are defined as total deposits excluding certificates of deposit.

Contact:	Suzanne S. DeFerie
Chief Executive Officer
(828) 254-7411

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